EXHIBIT F-1


                         (Letterhead of Barbara J. Swan)



                                            August 9, 2004


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


    RE:  INTERSTATE POWER AND LIGHT COMPANY -
         APPLICATION/DECLARATION ON FORM U-1 (FILE NO. 70-9375)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Interstate Power and Light Company ("IP&L"), a public-utility subsidiary of Alliant Energy Corporation, a registered holding company, and the Commission's orders dated November 25, 1998, December 15, 2000 and June 25, 2004 in this proceeding, as modified by order dated October 24, 2001 in File No. 70-9837 (the "Prior Orders"), authorizing IP&L to issue and sell up to $300 million principal amount of long-term debt securities and to enter into agreements with respect to tax exempt authority bonds. Pursuant to the terms of the Prior Orders, IP&L issued and sold $25 million principal amount of its 6.30% Senior Debentures due 2034 ("Senior Debentures") on August 5, 2004 in a registered public offering. I have acted as counsel to IP&L in connection with the Application and the issuance of the Senior Debentures.

     In connection with the opinions given herein, I have examined the Application and the Prior Orders and original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies. Further, in rendering the opinions given below, I have relied on opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I have deemed appropriate.

     Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All state laws applicable to the Senior Debentures have been complied with;

Securities and Exchange Commission
August 9, 2004
Page 2



     2. IP&L is validly organized and duly existing under the laws of the State of Iowa;

     3. The Senior Debentures are valid and binding obligations of IP&L in accordance with their terms; and

     4. The issuance and sale of the Senior Debentures did not violate the legal rights of the holders of any securities issued by IP&L or any associate company.

     I hereby consent to the use of this "past tense" opinion in connection with the Application. This "past tense" opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.


                                            Sincerely,



                                            /s/ Barbara J. Swan